Executive Summary

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" An unprecedented 183,000 megawatts (MW) of new electric generating capacity is planned in the U.S. over the next three years - the equivalent of 366 utility-scale, 500-MW plants with 95% of the new capacity fired by natural gas." Platts, June 11, 2001

CORPORATE OVERVIEW

Denver-based Gasco Energy Inc. (Gasco or the Company) is an independent exploitation company focused on developing large natural gas prospects in the Rocky Mountain region of the U.S. Gasco's mission is to create shareholder value through the generation and development of high-potential exploitation prospects in the U.S. Rocky Mountains.

The Rockies represents the largest untapped, drillable potential for natural gas supply in North America. The National Petroleum Council (NPC) estimates ultimate recovery of total gas reserves in the Rockies at 388 trillion cubic feet (Tcf). Of this estimated amount, only 15% of the region's hydrocarbons have been produced, compared to 58% along the Gulf Coast, 54% in the Mid-Continent and 30% in the Gulf of Mexico.

The NPC estimates the greatest potential for non-associated natural gas in the Rocky Mountain region is concentrated in southwestern and south-central Wyoming, adjacent northwestern Colorado and northeastern Utah. This region includes the Uinta, Piceance and Greater Green River Basins. According to the Potential Committee, the Uinta Basin holds the largest hydrocarbon resource potential in the Rockies from surface to 15,000 feet. About 25 to 30 percent of the drilling activity in these basins has been focused on targets at depths of less than 15,000 feet.

GASCO'S RIVERBEND PROJECT

The Company has its primary focus (approximately 45% average working interest) in 150,000 acres in the Uinta Basin of northeastern Utah, a proven basin rich in natural gas. Phillips Petroleum, in a strategic alliance with Gasco, has drilled three wells on Gasco acreage. The first well was a successful natural gas discovery, finding an expected minimum 2.0 billion cubic feet (Bcf) of gross natural gas reserves. The well is awaiting hookup to pipeline. As of the date of this report, the remaining two wells are in various stages of completion.

The Riverbend Project is centrally located in the Uinta Basin of northeastern Utah. This basin is one of the few basins in North America with significant remaining gas reserves. The basin has already produced one trillion cubic feet (Tcf) of gas from approximately 2,100 wells at depths ranging from 5,000 to 14,000 feet. The project is regionally extensive and covers large areas of potential basin-centered gas accumulations. The Company has interests in over 150,000 gross acres, with most of the acreage accumulated prior to the recent industry focus in the Uinta Basin.

Gasco's geologic and engineering focus is concentrated on two tight sand formations in the basin: the underlying upper cretaceous Mesaverde formation and the lower tertiary Wasatch formation. Gasco's interests are relatively close to recent wells testing the Mesaverde formation. During the past 12 months Coastal Oil & Gas Corp, a subsidiary of El Paso Corporation, and Dominion Exploration & Production have drilled and completed more than 80 wells into or through the Mesaverde formation with only one dry hole. The information gathered from the wells in the Riverbend area has enabled Gasco to develop the geological model for the Mesaverde. It has also provided additional evidence on the commercial viability of the thick tight gas formations underlying Gasco's lands.

COMPANY STRENGTHS, HIGHLIGHTS and GROWTH STRATEGY

  Gasco's highly experienced management team has a proven track record in natural gas exploration and development, including the development of several start-up exploration companies with an aggregate combined market capitalization exceeding $1 billion.

  Gasco currently has 150,000 gross acres in its Riverbend Project, located in the northeastern Utah. This large, contiguous acreage position in the Uinta Basin was principally contracted with third parties prior to the increase in natural gas prices and the industry's focus in the basin.

  Gasco's properties are within close proximity to existing natural gas fields and pipelines. Gas plants operated by CIG, Questar and Williams provide immediate natural gas take-away capacity for the area. Questar's twenty-inch diameter system passes through the Company's Riverbend Project. Additional access to excellent gas markets on both coasts of the U.S. is available through five interstate and intrastate pipelines including CIG, NW, Kern, Questar and PSCO.

  Phillips Petroleum Company, a top ten U.S. integrated energy company, entered into a joint operating agreement with Gasco in December 2000. Under this agreement, Phillips has now drilled and completed one well in the Riverbend Project within the Uinta Basin. The well is awaiting pipeline connection, and Phillips has drilled and run pipe on two additional wells. These wells are in various stages of completion.

  Gasco has received US$25.8 million in private placement equity financing during 2001 to implement its exploitation and development strategy in the Uinta Basin. The Company anticipates the necessity of raising additional capital next year to finance its strategy of increasing shareholder value by:

»Developing the Company's large contiguous acreage positions utilizing modern drilling and completion technologies.
»Continuing to selectively expand its acreage holdings in the Rocky Mountain area through a well-managed acquisition program.
»Reducing risk and enhancing expertise through strategic industry alliances.

STRONG GEO-TECHNICAL and PETROLEUM ENGINEERING SUPPORT

NETHERLAND, SEWELL & ASSOCIATES ENGINEERING EVALUATION

Dallas-based Netherland, Sewell & Associates completed an in-depth, multi-disciplinary, petro-physical economic evaluation of Gasco's Riverbend properties in the Uinta Basin. NSAI presented the following figures under a most likely scenario:

	Unrisked Net Resources		Unrisked Future Net Revenue (M$)
	Condensate	Gas		Present Worth
Formation	(Barrels)	(MCF)	Total	at 10%

Mesaverde	1,264,989	843,102,000	$2,246,695	$181,383
Wasatch	184,797	61,594,400	171,082	61,069

Total	1,449,786	904,696,400	$2,417,777	$242,452

The table above is based on a price deck based on average NYMEX prices for the period September 2000 through August 2002. Wellhead gas prices used in the report are $3.56 per MMBtu, escalated 3 percent per year to a maximum of $4.15 per MMBtu. Condensate prices were held constant at $25.00 per barrel throughout the life of the properties. On a low price deck of $1.65 per MMBtu for wellhead gas, holding condensate at $25.00 per barrel (and adjusting drilling costs to reflect late 1999 and early 2000, when NYMEX prices were approximately $2.50 per MMBTU), Gasco's present worth, discounted at 10 percent, is $129.6 million.

NSAI identified a total of 1,815 gross drilling locations -- 1,711 Mesaverde and 104 Wasatch locations. While each of the Wasatch locations is coincident with a Mesaverde location, for purposes of analysis, NSAI assumed that all of the Wasatch resources would be drilled and produced via wells that did not penetrate the deeper Mesaverde. In the report, NSAI notes that the Wasatch and Mesaverde wells can be produced and commingled via the same wellbore. The report cited lowered costs when the formations are combined, saying, "If the Wasatch and Mesaverde Formations are commingled in the same wellbore, there is potential to reduce capital costs by 60 percent for the Wasatch wells."

SPROULE ASSOCIATES INC. TECHNICAL EVALUATION

Gasco retained Sproule Associates Inc. to prepare a prospect evaluation on the Riverbend area in order to obtain an independent assessment of the potential gas reserves and economic value of the Company's River Bend Project. Among their conclusions, Sproule confirmed that the reserves in the Wasatch and Mesaverde formations are similar to or better than those in analogous tight gas sand reservoirs in the Rocky Mountain region, and that there is significant potential to increase gas recoveries by using technologically advanced drilling and completion techniques similar to development work done in analogous fields throughout the Rocky Mountain area.

NATURAL GAS INDUSTRY TRENDS

Increased demand for natural gas has recently driven prices to historical highs. Although prices are currently much softer due to the mild summer weather and a weak U.S. economy, the long term forecast remains strong. Following are some of the factors affecting the demand:

  The majority of natural gas consumed in the U.S. is domestically produced (85%). In comparison, 50% of the oil consumed in the U.S. is domestically produced. Currently, natural gas provides more than 23% of all U.S. energy needs. As a result, natural gas consumption in the U.S. is expected to grow from approximately 22 trillion cubic feet (Tcf) in 2000 to approximately 30 Tcf by the year 2010.

  Natural gas is the cleanest burning fossil fuel. It is used in electricity generation, and in industrial and residential applications because of its lower Btu costs and more environmentally "friendly" properties.

  The improving pipeline infrastructure in the Rocky Mountains is enabling easier natural gas deliveries throughout the U.S.

EXCHANGE LISTING and SHARE STRUCTURE

Gasco is a reporting company under the Securities Exchange Act of 1934 and has a trading symbol, GASE, on the NASDAQ Over-the-Counter Bulletin Board system. The Company's goal is to obtain a listing on The American Stock Exchange during the second half of 2001. Gasco has 26,000,000 primary outstanding shares, 39,952,500 shares on a fully diluted basis.

CONTACT INFORMATION

GASCO Energy, Inc.
14 Inverness Drive East, Suite H-236
Englewood, CO 80112 USA
Phone: (303) 483-0044
Fax: (303) 483-0011
Website: www.gascoenergy.com
Email: invest@gascoenergy.com
FORWARD-LOOKING STATEMENTS AND RISK

The information included in this report includes forward-looking statements regarding Gasco Energy, Inc., its future plans and expected performance based on assumptions we believe to be reasonable. A number of risks and uncertainties could cause actual performance to differ materially from these statements, including without limitation, fluctuations in the price of natural gas and crude oil, the success rate of drilling efforts, expected production levels, operating expenses, capital expenditures, completion of gathering and pipeline projects as expected, the ability of Gasco to secure needed capital, and availability of equipment and personnel, as well as other risk factors described from time to time in presentation of this plan. All of the assumptions of value and drilling require funding over what can currently be provided by Gasco. This report prepared for GASCO Energy, Inc. as a matter of information and is not intended to be a complete description of the Company or its investment merits. The information contained herein has been obtained from the Company, as well as sources believed to be reliable, but is not guaranteed as to its accuracy or completeness. This report is not to be construed as an offer or solicitation to buy or sell securities.